THIS SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (B) THIS SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.15(B) OF THE INDENTURE, (C) THIS SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE INDENTURE AND (D) EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.15(B) OF THE INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY (X) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (Y) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (Z) BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

EATON VANCE CORP.
6.500% Note due 2017

REGISTERED	$500,000,000

R-__	CUSIP 278265 AC 7

Eaton Vance Corp., a corporation duly organized and existing under the laws of Maryland (herein called the “Company,” which term includes any successor Person under the Indenture described on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 on October 2, 2017, and to pay interest thereon at the rate of 6.500% per annum from October 2, 2007, payable on April 2 and October 2 of each year, each of which shall be an Interest Payment Date, commencing on April 2, 2008. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Trustee and Holders of Securities of this Series not less than 30 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture described on the reverse hereof.

Payment of the principal of, premium, if any, on and any interest on this Security will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear on the books of the Registrar.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 2, 2007

EATON VANCE CORP.

By:	Name: Thomas E. Faust Jr. Title: President

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST COMPANY,
as Trustee, certifies that this is one
of the Securities referred to in the
within-mentioned Indenture.

By

Authorized Signatory

Dated: October 2, 2007

[REVERSE OF SECURITY]
EATON VANCE CORP.
6.500% Note due 2017

1. Securities; Indenture.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more Series under an Indenture, dated as of October 2, 2007 (the “Base Indenture”), between the Company and Wilmington Trust Company, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture, dated October 2, 2007, between the Company and the Trustee (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”) and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the Series designated on the face hereof, initially limited in aggregate principal amount to $500,000,000. The Company may, from time to time, without the consent of the holders of this Series of Securities, issue additional Securities under the Indenture having the same ranking and the same interest rate, maturity and other terms as this Series of Securities. Any additional Securities having such similar terms, together with any outstanding Securities of this Series, will constitute a single Series of Securities under the Indenture.

2. Optional Redemption.

The Securities of this Series will be redeemable as a whole or in part, at the Company’s option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (defined below) plus 30 basis points, plus in each case, accrued interest thereon to the date of redemption.

For purposes of the Securities of this Series:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities of this Series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities of this Series.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities of this Series or portions thereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this Series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

3. Events of Default.

If an Event of Default with respect to Securities of this Series shall occur and be continuing, the principal of the Securities of this Series may be declared due and payable in the manner and with the effect provided in the Indenture.

4. Amendments and Waivers.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each Series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Securities at the time of each Series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the outstanding Securities of each Series at the time, on behalf of the Holders of all Securities of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

5. Holder Action.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this Series, the Holders of at least 25% in aggregate principal amount of the outstanding Securities of this Series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders majority in aggregate principal amount of the outstanding Securities of this Series a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding within 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

6. Obligations Absolute.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

7. Defeasance.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to Securities of this Series.

8. Transfer and Exchange.

The Securities of this Series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this Series are exchangeable for a like aggregate principal amount of Securities of this Series with like tenor and terms, as requested by the Holder surrendering the same. Notwithstanding the foregoing, the Securities shall be exchangeable pursuant to Section 2.08, subject to Section 2.15, of the Base Indenture for

Securities of this Series registered in the names of Holders other than the Depositary for such Security or its nominee only if (i) such Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company fails to appoint a successor Depositary within 90 days of such event, (ii) the Company executes and delivers to the Trustee an Officers’ Certificate to the effect that such Global Security shall be so exchangeable or (iii) an Event of Default with respect to the Securities represented by such Global Security shall have occurred and be continuing.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

9. Change of Control.

If a Change of Control Repurchase Event (defined below) occurs, the Company will make an offer to each Holder of Securities of this Series to repurchase all or any part (in multiples of $1,000 principal amount) of that Holder’s Securities of this Series at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities of this Series repurchased plus any accrued and unpaid interest on the Securities of this Series repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control (defined below), the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities of this Series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities of this Series, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities of a Series by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1)	accept for payment all Securities or portions of Securities properly tendered pursuant to its offer;

(2)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities of this Series or portions of Securities properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Securities of this Series properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities of this Series being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Securities of this Series properly tendered the purchase price for the Securities of this Series, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities of this Series surrendered; provided that each new Security of this Series will be in a principal amount of $1,000 or an integral multiple of $1,000.

The Company will not be required to make an offer to repurchase the Securities of this Series upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Securities in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

For purposes of the Securities of this Series:

“Below Investment Grade Rating Event” means the Securities of this Series are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities of this Series is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d)of the Exchange Act), other than the Company or one or more of its Controlled Subsidiaries;

(2)	the adoption of a plan relating to the Company’s liquidation or dissolution; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) the Permitted Holders own less than 50 percent of the Company’s Voting Stock, measured by voting power rather than number of shares, and (ii) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more of the Company’s Voting Stock than the Permitted Holders, measured by voting power rather than number of shares;

provided, however, that a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a Controlled Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Company Employees” means, at any time, individuals then devoting substantially all of their business and professional time to the Company’s activities or any of the Company’s Subsidiaries or any such individuals who, within the 270 days prior thereto, have so devoted their professional time and the estates and legal representatives of such individuals.

“Controlled Subsidiary” means any subsidiary of the Company (or a holding company of the Company, as described in the proviso to the definition of “Change of Control”), 50% or more of the outstanding equity interests of which are owned by the Company (or any such holding company) and its direct or indirect Subsidiaries and of which the Company (or any such holding company) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Securities of this Series for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto.

“Permitted Holders” means (i) the Company, (ii) one or more of the Company’s Controlled Subsidiaries, (iii) Company Employees, and (iv) a voting trust having a majority of its trustees who are Company Employees and a majority of holders of its trust certificates or holders of uncertificated interests in such voting trust are Company Employees.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the Securities of this Series or fails to make a rating of the Securities of this Series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

10. Defined Terms.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

11. Governing Law.

This Security shall be governed by, and construed in accordance with, the law of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.